Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered to be effective as of September 15, 2017 by and between HeadTrainer, Inc. (the “Company”), and Maurice Durschlag, (“Employee”).

RECITALS

WHEREAS, the Company is engaged in the development and commercialization of mobile applications, specifically as they relate to the training of cognitive functions (the “Business”); and

WHEREAS, the Company desires to employ Employee, and Employee desires to be employed by the Company, on the terms and subject to the conditions of this Agreement.

NOW THEREFORE, in consideration of the recitals and the mutual agreements herein contained, the parties hereto agree as follows:

1.
Employment.  The Company hereby employs Employee, and Employee hereby accepts employment with the Company, on the terms and subject to the conditions of this Agreement. Employment to start effective September 15, 2015. (“Employment start date”)

2.
Title.  Employee is hereby employed by Company as Chief Marketing Officer (CMO) for the Employment Period.  Employee agrees that Employee will perform such duties as are customarily performed by a person holding such position in similar companies.  Employee will, at all times, abide by all personnel policies of the Company, as in effect from time to time, and will faithfully, industriously, and to the best of Employee’s ability, experience, and talents, perform all of the duties that may be required of and from Employee pursuant to the terms of this Employment Agreement. This position of CMO is entitled to a voting member position on the Board of Directors.

3.
Employment Duties.  Employee shall be employed as President and Chief Executive Officer of the Company to perform such duties as the Company’s Chairman determines and shall be responsible for the performance of such duties and responsibilities as may be assigned from time to time by the Company (collectively, the “Employment Duties”).  During Employee’s employment hereunder, Employee shall: (i) devote commercially reasonable business time, to the discharge of the Employment Duties and Employee’s other responsibilities hereunder on a timely basis; (ii) use his best efforts to loyally and diligently serve the business and affairs of the Company; and (iii) endeavor in all respects to promote the Company’s interests in all matters.

4.
Term.  Employee’s employment hereunder shall commence on the date specified in Section (1) above and shall continue until such time as this Agreement is terminated pursuant to section 6 hereof (the period of Employee’s employment hereunder is referred to hereinafter as the “Employment Period”).

5.	Compensation.

5.1.
Annual Compensation.  Employee shall receive a salary equal to One Hundred Twenty Thousand Dollars and 00/100 ($120,000.00) per year.  Employee shall be immediately vested in the Company Health and benefits package and receive the benefits as a paid in full benefit of the Company.

5.2.	Stock. Employee shall receive and the Company shall issue One Million (1,000,000) Shares of stock to Employee under the following vesting schedule:

5.3.	Employee shall receive One Hundred Twenty-Five Thousand (125,000) shares on October 1, 2017.

5.4.	Employee shall receive One Hundred Twenty-Five Thousand (125,000) shares on January 1, 2018.

5.5.	Employee shall receive One Hundred Twenty-Five Thousand (125,000) shares on April 1, 2018.

5.6.	Employee shall receive One Hundred Twenty-Five Thousand (125,000) shares on July 1, 2018.

5.7.	Employee shall receive One Hundred Twenty-Five Thousand (125,000) shares on October 1, 2018.

5.8.	Employee shall receive One Hundred Twenty-Five Thousand (125,000) shares on January 1, 2019.

5.9.	Employee shall receive One Hundred Twenty-Five Thousand (125,000) shares on April 1, 2019.

5.10.	Employee shall receive One Hundred Twenty-Five Thousand (125,000) shares on July 1, 2019.

5.11.
Optional Deferment of Salary. Employee may exercise an option to defer up to fifty percent (50%) of his annual salary to purchase an equivalent number of shares in the company based upon the purchase price of $0.0227 per share (the purchase price of the last completed round of financing prior to this agreement)

6.
Reimbursement of Business Expenses.  During the Employment Period, the Company shall, subject to Employee providing sufficient documentation to permit the Company to deduct such payments and only to the extend consistent with the Company’s business expense reimbursement policy in effect from time to time, reimburse Employee for reasonable expenses incurred in connection with the performance by Employee of the Employment Duties, which shall include travel and entertainment expenses, again, subject to prior approval by the Company.

7.
Vacation, Sick Time and Holidays. Employee shall be entitled to two weeks of Paid Time Off (PTO) per year for the first three years of employment.   Beginning with the fourth year, Employee will be entitled to four weeks of PTO per year. In addition, Employee shall be entitled to all sick time and holidays provided for under the Company's existing and future sick time policy and regular holiday schedule.

8.
Company Benefits. Employee shall be eligible for participation in any company benefits packages that are provided throughout the term of the employment and subject to the applicable enrollment and vesting policies for the benefits.

9.	Termination.

9.1.
Termination for Cause.  Upon the occurrence of any of the following events (as determined in the sole discretion of the Chairman), the Company may terminate this Agreement and Employee’s employment hereunder immediately upon delivery of written notice to Employee, (i) the engagement by Employee in any conduct which constitutes gross negligence, willful misconduct or any other conduct which is demonstrably and materially injurious to the Company, whether monetary or otherwise; (ii) the commission of any felony, act of fraud or dishonesty involving the Company or its business or which materially impairs the Employee’s ability to perform his duties for the Company.  Company must provide Employee with notice of the occurrence in writing and must provide a minimum of thirty days for the employee to cure the injury.

9.2.	Termination Without Cause. This agreement is an “At Will” Employment agreement”

9.3.
Termination by the Company. Company may terminate this Agreement and Employee’s employment hereunder at any time by giving written notice of such intent to the Employee of at least 30 days prior to the effective date of such termination.

9.4.
Termination by Employee.  Employee may terminate this Agreement and Employee’s employment hereunder at any time and for any reason by giving written notice of such intent to the Company at least 30 days prior to the effective date of such termination.

9.5.
Compensation Payable Up on Termination.  Upon the termination of this Employment Agreement, with or without cause, the Employee shall be entitled to retain all equity ownership that he has earned as a participant of the company’s stock option plan as of the date of termination.  In addition, Employee shall receive one months’ salary of the same amount received by Employee during the month immediately preceding such Termination of this Agreement, by way of severance.

9.6.
Termination by Sale of Company.  Termination Upon "Sale of the Company". If a "Sale of the Company" as defined below occurs, all or any portion of the Compensation that is Deferred under this agreement, shall immediately be vested and payable to the Employee. "Sale of the Company" means any transaction or series of transactions pursuant to which any Person(s) other than Owner Company, Inc. ("Owner"), or any Affiliate of Owner in the aggregate acquire(s) (i) capital stock of the Company possessing the voting power (other than voting rights accruing only in the event of a default, breach or event of noncompliance) to elect a majority of the Company's board of directors (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company's capital stock, shareholder or voting agreement, proxy, power of attorney or otherwise) or (ii) all or substantially all of the Company's assets determined on a consolidated basis, provided that the term "Sale of the Company" shall not include an initial Public Offering, and upon the completion of an initial Public Offering, the provisions of this subsection shall terminate.

10.	Confidential Information.

10.1.
Nondisclosure of Confidential Information.  The parties hereto acknowledge and agree that as an employee of the Company, Employee will have access to and will be entrusted with Confidential Information, and that the Company would suffer great loss and injury if Employee disclosed any Confidential Information (except as provided in this Agreement) or used any Confidential Information to compete with the Company.  Accordingly, except in pursuit of the business of the Company and except as provided in above section hereof, Employee shall not directly or indirectly, whether individually or as an employee, principal, agent, owner, trustee, beneficiary, distributor, partner, co-venturer, investor, consultant or in any other capacity, use or disclose, or cause to be used or disclosed, any Confidential Information received by the Company during the performance of Employee’s duties pursuant to this Agreement.

10.2.
Nondisclosure of Trade Secrets.  Notwithstanding anything contained in this Agreement to the contrary, Employee shall not, directly or indirectly, whether individually or as an employee, principal, agent, owner, trustee, beneficiary, distributor, partner, co-venturer, investor, consultant or in any other capacity, except in pursuit of the business of the Company, use or disclose, or cause to be used or disclosed, any Confidential Information of the Company which constitutes a trade secret as long as such information remains a Trade Secret.

10.3.
Reasonableness of Terms; Adequacy of Consideration.  Employee acknowledges and agrees that the terms of this section are reasonable and necessary for the protection of the Company and the Business.  Employee further acknowledges and agrees that the consideration provided for herein is sufficient to fully and adequately compensate Employee for agreeing to the terms and conditions of this Agreement.

10.4.
Definition of Confidential Information.  The term “Confidential Information,” as used in this Agreement, means any and all of the following as it relates to the Company and/or the Business:  (i) all historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, and personnel training techniques and materials, however documented; (ii) all product specifications, data, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned production or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, inventions, discoveries, concepts, ideas, designs, methods and information);(iii) any contract manufacturer, partnership structure with development and manufacturing companies, and (iv) all information (whether or not part of the foregoing), however documented, which constitutes a Trade Secret.  Notwithstanding the foregoing, the term “Confidential Information” shall not include information concerning the Company and/or the Business that becomes generally available to the public other than as a result of disclosure by Employee.

10.5.
Permitted Disclosure.  The restrictions set forth in above sections hereof shall not apply to any disclosure of Confidential Information or a Trade Secret, as the case may be, required to be made under applicable law or regulation or by order of a court or governmental authority acting within its jurisdiction; provided, however, that prior to such disclosure, Employee shall have provided the Company with written notice of such disclosure requirement and the Company shall have had a reasonable opportunity to contest such requirement.

10.6.
Reasonableness of Restrictions; Adequacy of Consideration.  Employee acknowledges and agrees that the restrictions contained in this Agreement are reasonable and that the consideration provided herein is sufficient to fully and adequately compensate Employee for agreeing to such restrictions.

10.7.
Confidential Information and Intellectual Property belongs to the Company.  All Confidential Information shall remain the sole and exclusive property of the Company, and Employee shall have no rights, by license or otherwise, to use the Confidential Information except as expressly provided herein.  No patent, copyright, trademark or other proprietary right is licensed, granted or otherwise conveyed by this Agreement with respect to the Confidential Information. The right title and interest in any product developed by the company during the Employment period and wherein Employee is actively engaged or otherwise is involved in the development of any product in the course of his duties, shall belong solely to the Company and Employee shall have no rights whatsoever in the products and its economic benefits other than the benefit received by way of profit share as contained in this agreement.

10.8.
Common Law of Torts and Trade Secrets.  Nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where such law provides the Company with broader protection than that provided herein.

10.9.
Return of Confidential Information.  Employee agrees that immediately upon termination of Employee’s employment, or upon request by Company, Employee will return to Company all company property, including but not limited to the Confidential Information.

11.
Directors and Officers Insurance.  The Company must purchase and maintain Directors and Officers insurance in an amount of not less than Two Hundred Fifty Thousand Dollars (250,000.00) per occurrence on the Employee throughout the term of the contract.

12.
Specific Performance.  Employee acknowledges and agrees that irreparable injury to the Company may result if Employee breaches any covenant of Employee contained herein and that the remedy at law for the breach of any such covenant will be inadequate.  Accordingly, if Employee engages in any act in violation of the provisions of this Agreement, the Company shall be entitled, in addition to such other remedies and damages as may be available to it by law or under this Agreement, to injunctive relief to enforce the provisions of this Agreement.

13.
Indemnification.   To the maximum extent and when permitted by applicable law, the Articles of Incorporation,  Bylaws/and or resolutions of the Company in effect from time to time (except as limited below), the Company shall indemnify and defend Employee against liability or loss arising out of Employee 's actual or asserted misfeasance in the performance of Employee's  duties or out of any actual or asserted Wrongful act against, or by, the Company including but not limited to judgments, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom . The Company shall endeavor to maintain Directors and Officers Liability Insurance to indemnify and insure the Company and Employee from and against the aforesaid liabilities. The provisions of this Section shall apply and inure to the benefit of the estate, executor, administrator, heirs, legatees or devisees of Employee.

14.
Non-Competition and Non-Solicitation.  As a material part of the consideration given for this Agreement, during the term of this Agreement and for a period of six (6) months following the termination of Employee’s employment (for any reason or no reason), Employee agrees that he will not, directly or indirectly, engage himself in any activity that ensures economic benefit to him by dealing in any manner whatsoever in products that the company is either currently selling, licensing, developing or has committed financial resources  to develop.  This section shall not limit Employee from accepting employment from a competitor of the Company, or any other third-party entity, upon the termination of employment with the Company, so long as Employee does not disclose any of the Company’s confidential information to the new employer.

15.
Employment Status.  The parties hereto acknowledge and agree that Employee is an employee at will and that Employee’s employment hereunder may be terminated with or without cause and, subject to any applicable notice periods hereunder, at any time. Employee will be considered as full time exempt employee.

16.
Governing Law; Construction.  This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina (regardless of such State’s conflict of laws principles), and without reference to any rules of construction regarding the party responsible for drafting thereof.

17.
Waiver.  The failure of any party to insist, in any one or more instances, upon performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or a relinquishment of any right granted hereunder for the future performance of any such term, covenant or condition.

18.
Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrase or to replace any invalid or unenforceable term or provision with a term or provision that is valid or enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.  The parties specifically acknowledge and agree that each covenant and agreement contained in sections 7 through 16 hereof is a separate and independent covenant and agreement.

19.	Amendment. This Agreement may be amended only by an agreement in writing signed by each of the parties hereto.

20.
Benefit; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns and beneficiaries in interest; provided, however, that Employee may not assign this Agreement without the prior written consent of the Company.  This Agreement may be assigned by the Company without notice to, or consent by Employee.

21.
Entire Agreement, Incorporation of Terms.  This Agreement represents the full and complete understanding of the parties with respect to the subject matter hereof.  The introductory language, the recitals and any exhibits or schedules attached hereto are incorporated into this Agreement by reference.

22.	Headings. All section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

23.
Counterparts.  This Agreement may be executed in counterparts and transmitted by facsimile, each of which shall be deemed an original, but both of which taken together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

This Employment Agreement is dated as of the date first above written.

EMPLOYEE:	HEADTRAINER, INC.:

By:
Maurice Durschlag		Robert Finigan, CEO